UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 15, 2007
Nash-Finch Company
(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota	55435
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 832-0534
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On November 15, 2007, Nash-Finch Company (the “Company”) entered into a Rule 10b-18 Share Repurchase Agreement (the “Repurchase Agreement”) with Piper Jaffray & Co. (“Piper”). The Company previously announced that its Board of Directors authorized a share repurchase program authorizing the Company to repurchase up to 1,000,000 shares of the Company’s common stock, par value $1.66 2/3 per share (the “Common Stock”). Pursuant to the Repurchase Agreement, the Company agreed with Piper that Piper would purchase shares of Common Stock, on behalf of the Company, in accordance with the terms of the Repurchase Agreement.
     Under the Repurchase Agreement, Piper is authorized to commence purchasing shares of Common Stock on November 19, 2007 and Piper shall discontinue such purchases on the earlier of (1) the close of trading on January 3, 2009 or (2) the date that the aggregate purchases under the Repurchase Agreement reach 1,000,000 shares of Common Stock. Either the Company or Piper may terminate the Repurchase Agreement on one day’s prior written notice to the other party. The Company will consult with Piper on a daily basis in respect of the total number of shares of Common Stock that Piper is authorized to purchase and the target amounts of shares of Common Stock to be acquired during the day succeeding such consultation and the maximum price to be paid for the shares of Common Stock.
     A copy of the Repurchase Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Share Repurchase Agreement entered into by Nash-Finch Company and Piper Jaffray & Co., dated November 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY
Date: November 16, 2007	By:	/s/ Kathleen M. Mahoney
		Name:	Kathleen M. Mahoney
		Title:	Senior Vice President, General Counsel and Secretary

NASH-FINCH COMPANY
EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Exhibit No.	Description	Method of Filing

99.1	Share Repurchase Agreement entered into by Nash-Finch Company and Piper Jaffray & Co., dated November 15, 2007	Filed electronically herewith